Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

AParadise III Acquisition Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Units, each consisting of one Class A ordinary share, no par value, and one right to receive one-fourth (1/4) of one Class A ordinary share	(1)	457(a)	11,500,000	$10.00	$115,000,000.00	0.000087	$10,005.00
Fees to be Paid	Equity	Class A ordinary shares included as part of the Units	(2)	Other	11,500,000			0.000087	0.00
Fees to be Paid	Equity	Rights included as part of the Units	(3)	Other	11,500,000			0.000087	0.00
Fees to be Paid	Equity	Class A ordinary shares underlying the rights included as part of the Units	(4)	Other	2,875,000			0.000087	0.00
Fees to be Paid	Equity	Class A ordinary shares issuable to the representative of the underwriters	(5)	457(a)	402,500	$10.00	$4,025,000.00	0.000087	$350.18

Total Offering Amounts:							$119,025,000.00		10,355.18
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$10,355.18

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

Includes 1,500,000 Units, consisting of 1,500,000 Class A ordinary shares and 1,500,000 rights, which may be issued on exercise of a 45-day option granted to the underwriters of this offering to cover over-allotments, if any.
(2)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(3)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(4)	No fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended, as no additional consideration will be received upon the conversion of the rights. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share capitalizations, or similar transactions.
(5)	Represents 350,000 Class A ordinary shares (or 402,500 shares if the underwriters’ over-allotment option is exercised in full) issuable to Maxim Group LLC and/or its designees, the representative of the underwriters, as part of the underwriting compensation payable upon consummation of this offering. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended, based on the $10.00 per unit offering price.